250 Glen Street Glens Falls, NY 12801
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Media Contact: Rachael Murray Tel: (518) 415-4313

FOR IMMEDIATE RELEASE

Arrow Declares December 2023 Cash Dividend; Announces Resumption of Dividend Reinvestment Plan and Expansion of Its Stock Repurchase Program

GLENS FALLS, N.Y. (October 26, 2023) — The Board of Directors of Arrow Financial Corporation (NasdaqGS® - AROW) on October 25, 2023, declared a quarterly cash dividend of $0.27 per share payable December 15, 2023 to shareholders of record on December 1, 2023. This dividend marks the 42nd consecutive quarterly cash dividend declared by Arrow.

With this dividend, Arrow will be resuming its Dividend Reinvestment Plan (DRIP). Participation under the DRIP will automatically resume for Company shareholders that were previously enrolled. For questions regarding the DRIP, please call the Plan Administrator, Equiniti Trust Company, formerly American Stock and Transfer Company, toll free at (888) 444-0058.

Additionally, the Arrow Board of Directors expanded its existing stock repurchase program by $5 million, bringing the total availability under the repurchase program to $9.1 million, and removed the expiration date previously incorporated into the existing repurchase program. The stock repurchase program allows the Company to repurchase shares of its common stock in open-market or negotiated transactions. The Company expects to resume repurchases in the coming months.

------

Arrow Financial Corporation (NasdaqGS® - AROW) is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc., and Upstate Agency, LLC, specializing in property and casualty insurance and group health and employee benefits.

The information in this document may contain statements based on management’s beliefs, assumptions, expectations, estimates and projections about the future. Such "forward-looking statements," as defined in Section 21E of the Securities Exchange Act of 1934, as amended, involve a degree of uncertainty and attendant risk. Actual outcomes and results may differ, explicitly or by implication. We are not obliged to revise or update these statements to reflect unanticipated events. This document should be read in conjunction with Arrow’s Annual Report on Form 10-K for the year ended December 31, 2022 and other filings with the Securities and Exchange Commission.

1